Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-162217) of América Móvil, S.A.B. de C.V., the Registration Statement on Form F-3 (No. 333-162217-01) of Radiomóvil Dipsa, S.A. de C.V. and in the related prospectus’ of our report dated March 23, 2010 with respect to the consolidated financial statements of Teléfonos de México, S.A.B. de C.V. and subsidiaries, included in the Form 6-K (Report of Foreign Private Issuer – File No. 001-32741-10700212) filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global

/S/ DAVID SITT COFRADÍA
David Sitt Cofradía

Mexico City, Mexico

May 21, 2010